Exhibit 99.1

CPI AERO ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Edgewood, New York, June 7, 2012 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT:CVU) today announced that CPI Aero and selling stockholders intend to offer shares of common stock in an underwritten public offering. CPI Aero also expects to grant to the underwriters a 30-day option to purchase additional shares of common stock to cover overallotments, if any. CPI Aero intends to use the net proceeds from this offering to fund working capital, other general corporate purposes and to pay down a portion of its revolving credit facility.

Roth Capital Partners is acting as the sole bookrunning manager of the offering. EarlyBirdCapital, Inc. and Noble Financial Capital Markets are acting as co-managers.

The offering is being made pursuant to an effective shelf registration statement (File No. 333-181056) declared effective by the Securities and Exchange Commission on May 11, 2012. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Roth Capital Partners at 888 San Clemente Drive, Newport Beach, CA 92660, by calling (800) 678-9147 or by email: rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, the shares of common stock. Neither CPI Aero nor the selling stockholders will sell any of the shares of common stock and has been advised by the underwriters that neither they nor their affiliates will sell any of the shares of common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About CPI Aero

CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in CPI Aero’s SEC reports, including the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended March 31, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contacts

CPI Aero

Vincent Palazzolo, 631-586-5200

Chief Financial Officer

www.cpiaero.com

or

Investor Relations Counsel

The Equity Group Inc.

Lena Cati, 212-836-9611

Linda Latman, 212-836-9609

www.theequitygroup.com

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